Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated July 22, 2014, with respect to the consolidated financial statements of Veritex Holdings, Inc. and subsidiary contained in Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-198484) filed on October 2, 2014, which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8.

/s/ Grant Thornton LLP

Dallas, Texas
October 8, 2014